As filed with the Securities and Exchange Commission on May 11, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3166458
(State of Incorporation)	(I.R.S. Employer Identification No.)

1201 Charleston Road

Mountain View, CA  94043

(650) 251-6100

(Address of principal executive offices)

1997 Employee Stock Purchase Plan

1999 Equity Incentive Plan

(Full title of the plans)

Randall A. Lipps

President and Chief Executive Officer

1201 Charleston Road

Mountain View, CA  94043

(650) 251-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Brigham, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306

(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, par value $0.001 per share	1,987,530 shares	$ 22.81	$ 45,335,559.30	$ 1,391.80

(1)                                  Includes associated rights to purchase shares of the Registrant’s Series A Junior Participating Preferred Stock, par value $0.001 per share (“Preferred Share Purchase Rights”). Preferred Share Purchase Rights are attached to shares of the Registrant’s Common Stock in accordance with the rights agreement, dated as of February 6, 2003, as amended from time to time, by and between the Registrant and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.

(2)                                  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(3)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act.  The offering price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock as reported on the NASDAQ Global Market on May 8, 2007, in accordance with Rule 457(c) of the Securities Act.

The registration fee is calculated as follows:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares reserved for future issuance under the 1997 Employee Stock Purchase Plan	425,899	$22.81	$9,714,756.19

Shares reserved for future issuance under the 1999 Equity Incentive Plan	1,561,631	$22.81	$35,620,803.11

Total	1,987,530		$45,335,559.30

Registration Fee			$1,391.80

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a)   The Registrant’s annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 23, 2007, pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)   The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 10, 2007;

(c)   The Registrant’s current reports on Form 8-K as filed with the SEC on January 9, 2007, March 23, 2007, April 10, 2007, and May 7, 2007; and

(d)   The description of the Registrant’s Common Stock, which is registered under Section 12 of the Exchange Act in the Registrant’s registration statement on Form 8-A, filed with the SEC on August 3, 2001 including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

The Preferred Share Purchase Rights (the “Rights”) are not currently registered under the Exchange Act. Each share of Common Stock issued or outstanding has attached to it a Right.  Each Right entitles the registered holder to purchase from the Registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $50.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. Each one one-hundredth of a share of Preferred Shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions that make its value approximately equal to the value of a share of the Registrant’s Common Stock.

The Rights are currently evidenced by the stock certificates representing the Registrant’s Common Stock  outstanding, and no separate Right Certificates, as defined below, have been distributed. Until the earlier to occur of (i) ten business days following the public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person” (as such term is defined in the Rights Agreement) or (ii) ten business days (or such later date as may be chosen by the Board) following the commencement or announcement of an intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership by an Acquiring Person of 15% or more of the Registrant’s outstanding Common Stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Registrant’s Common Stock outstanding, by such Common Stock certificates. As a general matter, an “Acquiring Person” under the Rights Agreement is a Person together with all Affiliates and Associates (as such terms are defined in the Rights Agreement) who is the Beneficial Owner (as such term is defined in the Rights Agreement) of 15% or more of the Registrant’s outstanding Common Stock.  However, with respect to (i) Sutter Hill Ventures and its Affiliates and Associates so long as they do not become a Beneficial Owner of more than 17.5% of the outstanding Registrant’s Common Stock without prior Board approval, they will not be deemed an Acquiring Person and (ii) ABS Capital Partners and its Affiliates and Associates so long as they do not become Beneficial Owners of more than 22.5% of the outstanding Common Stock without prior Board approval, they will not be deemed an Acquiring Person.

Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Registrant’s Common Stock.  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Registrant’s Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on February 27, 2013 (the “Final Expiration Date”), unless the Rights are earlier redeemed or exchanged by the Registrant, in each case, as described below. The Purchase Price payable, and the number of Preferred Shares or other securities or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares; or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above). The exercise of Rights for Preferred Shares is at all times subject to the availability of a sufficient number of authorized but unissued Preferred Shares. The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Registrant’s Common Stock or a stock dividend on the Registrant’s Common Stock payable in Common Stock or subdivisions, consolidation or combinations of the Registrant’s Common Stock occurring, in any case, prior to the Distribution Date.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of the Registrant’s Common Stock. Each Preferred Share will have 100 votes, voting together with the Registrant’s Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 100 times the amount of consideration received per share of the Registrant’s Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares’ dividend and liquidation rights, the value of one one-hundredth of a Preferred Share should approximate the value of one share of the Registrant’s Common Stock. The Preferred Shares would rank junior to any other series of the Registrant’s Preferred Stock.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of shares of the Registrant’s Common Stock having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Registrant may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights). This right will terminate 60 days after the date on which the Rights become nonredeemable (as described below), unless there is an injunction or similar obstacle to exercise of the Rights, in which event this right will terminate 60 days after the date on which the Rights again become exercisable.

In the event that the Registrant is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time after an Acquiring Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the Registrant’s outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group that have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (or, at the election of the Registrant, the Registrant may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions that are integral multiples of the number of one one-hundredths of a Preferred Share issuable upon the exercise of one Right, which may, at the election of the Registrant, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

At any time prior to the earliest of (i) the Distribution Date or (ii) the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). Following the expiration of the above periods, the Rights become nonredeemable. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, except that from and after such time as the Rights are distributed no such amendment may adversely affect the interest of the holders of the Rights excluding the interests of an Acquiring Person. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Registrant, including, without limitation, the right to vote or to receive dividends.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Registrant, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Registrant on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be amended to permit such acquisition or redeemed by the Registrant at $0.001 per Right prior to the earliest of (i) the Distribution Date or (ii) the Final Expiration Date.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•      for any breach of duty of loyalty to the Registrant or to its stockholders;

•      for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•      for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•      for any transaction from which the director derived an improper personal benefit.

    The Registrant’s Certificate further provides that it must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant believes that indemnification under the Certificate covers acts of negligence and gross negligence on the part of indemnified parties.

    The Registrant has entered into indemnification agreements with each of its directors and certain officers. These agreements, among other things, require the Registrant to indemnify each director and officer for certain expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of the person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.3(1)	Bylaws of the Registrant.

4.4(1)	Form of Common Stock Certificate.

4.5(3)	Rights Agreement, dated February 6, 2003, between Registrant and EquiServe Trust Company, N.A.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

99.1(1)	1997 Employee Stock Purchase Plan, as amended.

99.2(4)	1999 Equity Incentive Plan, as amended.

(1)          Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-57024), and amendments thereto, originally filed with the Securities and Exchange Commission on March 14, 2001, and incorporated herein by reference.

(2)          Previously filed as an exhibit to the Registrant’s annual report on Form 10-K (File No. 000-33043), and amendments thereto, originally filed with the Securities and Exchange Commission on March 28, 2003, and incorporated herein by reference.

(3)          Previously filed as an exhibit to the Registrant’s current report on Form 8-K (File No. 000-33043) filed with the Securities and Exchange Commission on February 14, 2003, and incorporated herein by reference.

(4)          Previously filed as an exhibit to the Registrant’s annual report on Form 10-K (File No. 000-33043) originally filed with the Securities and Exchange Commission on March 23, 2007, and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

1.                                      The undersigned Registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.                                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Actof 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 11th day of May, 2007.

OMNICELL, INC.

By:	/s/ ROBIN G. SEIM
Robin G. Seim
Vice President of Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall A. Lipps and Robin G. Seim, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ RANDALL A. LIPPS	Chief Executive Officer, President and Chairman	May 11, 2007
Randall A. Lipps	of the Board (Principal Executive Officer)

/s/ ROBIN G. SEIM	Vice President of Finance, Chief Financial Officer	May 11, 2007
Robin G. Seim	(Principal Financial and Accounting Officer)

Director
Mary E. Foley

/s/ JAMES T. JUDSON	Director	May 11, 2007
James T. Judson

/s/ RANDY D. LINDHOLM	Director	May 11, 2007
Randy D. Lindholm

/s/ GARY S. PETERSMEYER	Director	May 11, 2007
Gary S. Petersmeyer

/s/ DONALD C. WEGMILLER	Director	May 11, 2007
Donald C. Wegmiller

/s/ SARA J. WHITE	Director	May 11, 2007
Sara J. White

/s/ JOSEPH E. WHITTERS	Director	May 11, 2007
Joseph E. Whitters

/s/ WILLIAM H. YOUNGER, JR.	Director	May 11, 2007
William H. Younger, Jr.

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.3(1)	Bylaws of the Registrant.

4.4(1)	Form of Common Stock Certificate.

4.5(3)	Rights Agreement, dated February 6, 2003, between Registrant and EquiServe Trust Company, N.A.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

99.1(1)	1997 Employee Stock Purchase Plan, as amended.

99.2(4)	1999 Equity Incentive Plan, as amended.

(1)             Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-57024), and amendments thereto, originally filed with the Securities and Exchange Commission on March 14, 2001, and incorporated herein by reference.

(2)             Previously filed as an exhibit to the Registrant’s annual report on Form 10-K (File No. 000-33043), and amendments thereto, originally filed with the Securities and Exchange Commission on March 28, 2003, and incorporated herein by reference.

(3)             Previously filed as an exhibit to the Registrant’s current report on Form 8-K (File No. 000-33043) filed with the Securities and Exchange Commission on February 14, 2003, and incorporated herein by reference.

(4)             Previously filed as an exhibit to the Registrant’s annual report on Form 10-K (File No. 000-33043) originally filed with the Securities and Exchange Commission on March 23, 2007, and incorporated herein by reference.